Exhibit 10.20

U.S. SERVICES CASH OFFER LETTER

[DATE]

CONFIDENTIAL

[NAME]

via e-mail

Dear [NAME]:

We are pleased to offer you employment with [TPG COMPANY] (the “Company”). You will join TPG’s [CITY] office as [a/an] [POSITION TITLE [in the [GROUP]]]. Your employment will commence on [START DATE] or such other date upon which we mutually agree (“Start Date”).

[We are pleased to offer you employment with [TPG COMPANY] (the “Company”). You will join TPG as [a/an] [POSITION TITLE] [in the [GROUP/TEAM]]. Your employment will commence on [DATE] or such other date upon which we mutually agree (“Start Date”). On the Start Date, it is understood that you will be working remotely from [CITY/STATE]. Subject to our mutual agreement on timing, we will transfer your employment from the Company to [TPG COMPANY] based in our [CITY] office. Following such transfer, references to the Company will be deemed to be references to [TPG COMPANY]. We ask that you commit to work from the [CITY] office full time once the office reopens and reasonable timing on your relocation is agreed upon. By accepting this offer, you confirm your intent to do so.]

Unless otherwise noted, all compensation will be subject to customary withholdings and will be payable in accordance with the Company’s customary payroll practices. The details of the offer are as follows:

1.	Annual Salary

Your [YEAR] annual salary will be $[AMOUNT] and will be prorated for the partial year from your Start Date. Thereafter, your salary will be determined by the Company in its sole discretion.

2.	Year-End Performance Evaluation and Bonus

You will be subject to the Company’s annual performance evaluation process, and you will be eligible to receive an annual performance bonus. Your annual bonuses will be determined by the Company in its sole discretion based on your performance and the Company’s performance as a whole. [Your [YEAR] [target] performance bonus will be [no less than] [up to] [[#]% of your base annual salary] [$[AMOUNT]] [, and will [not] be prorated for the partial year from your Start Date].]

Annual performance bonuses are typically paid in December, but in no event later than March 15th of the year following the year for which the bonus is earned, and are subject to your continued employment with the Company through the payment date. While historically performance bonuses have been paid in cash, the Company may modify the form of consideration to be comprised of cash, equity awards and other consideration in a manner and form consistent with bonuses for similarly situated employees. Moreover, the terms of the bonus plan are subject to change by the Company in its sole discretion.

3.	Benefits

You will be immediately eligible to participate in the Company’s standard employee benefit plans. Such benefits currently include paid public holidays, health, life, long-term and short-term disability insurance and a 401(k) profit sharing plan. **The Federal limit for 401(k) contributions is [$AMOUNT]. Please submit a record of any [YEAR] contributions you have made with your previous employer to TPG Global Payroll at Payroll@tpg.com.

[In addition, you will receive [# OF DAYS] days paid vacation and [# OF DAYS] days sick time per year, prorated from your Start Date.] The current terms of such benefits are subject to change by the Company in its sole discretion. Your participation in such benefit plans is subject to the terms and conditions contained in the documents that govern such plans.

4.	One-Time Payment [if applicable]

You will receive a one-time payment of $[AMOUNT] within thirty (30) days following your Start Date. If you leave the Company within [# OF MONTHS] months following your Start Date, you will be [obligated to return to the Company the [AMOUNT].]

5.	Moving Allowance [if applicable]

[The Company will pay you a $[AMOUNT] moving expense allowance within thirty (30) days following your Start Date to help cover your moving expenses and other miscellaneous costs.] [This moving expense allowance will be subject to customary withholdings and will be payable in accordance with the Company’s customary payroll practices.] [[In addition, the] [The] Company will pay for the direct expenses to move your household goods and vehicles to [CITY] [up to a maximum amount of $[AMOUNT]], and such expenses will be included in your W-2.] [The Company will gross up these reimbursements at the federal supplemental rate to cover the taxes for you.]

[To assist with your move, the Company will provide temporary accommodations for [TIME] [or reimburse you for one house hunting trip to [CITY]]. Reimbursements related to temporary housing [and house hunting trips] are taxable to you, and reimbursements of such expenses will be included in your W-2.] [The Company will gross up these reimbursements at the federal supplemental rate to cover the taxes for you.]

[If you leave the Company within [# OF MONTHS] months following your Start Date, you will be obligated to repay the Company [AMOUNT] cost of your relocation.]

[[PERSON] on our HR team will assist you with the logistics of your move. This includes the coordination of all arrangements, such as, shipment of household goods. Upon acceptance of this offer, please email [PERSON’S EMAIL ADDRESS] to begin logistics coordination for assurance of timely relocation.]

6.	Trial Period [if applicable]

You are being hired by the Company on a trial basis for [# OF DAYS] days for the purpose of assessing your ability to perform assigned tasks. This introductory period also allows you and the Company to get acquainted with one another and the opportunity for you to decide if you are satisfied with the position. The introductory period may be extended if the Company deems such extension necessary or appropriate. Upon successful completion of the introductory period, you will be considered a regular employee of the Company.

7.	Representations

You represent that, as of the Start Date, your acceptance of employment hereunder does not and will not result in a breach of any of the terms, conditions or other provisions of any employment or other agreement as in effect with any prior employer, and you are free to accept employment hereunder without any contractual restrictions (whether express or implied). You also represent that you have not taken or otherwise misappropriated (and you do not have in your possession or control) any confidential or proprietary information belonging to any of your prior employers or connected with or derived from your services to prior employers. You further acknowledge and agree that you are not to use or cause the use of any such confidential or proprietary information in any manner whatsoever in connection with your employment hereunder.

You represent that you understand that this letter sets forth the terms and conditions of your employment relationship with the Company and as such, you have no express or implied right to be treated the same as or more favorably than any other employee of the Company or any of its Affiliates with respect to any matter set forth herein based on the terms or conditions of such person’s employment relationship with the Company or any of its Affiliates. You further agree to keep the terms of this letter confidential and not to disclose any of the terms or conditions hereof to any other person, including any employee of the Company or its Affiliates, except your attorney or accountant or, upon the advice of counsel after notice to the Company, as may be required by law.

You represent that you have not relied on any representation or statement not set forth herein, and you expressly disavow any such representations or statements. Without limiting the foregoing, you represent that you understand that you shall not be entitled to any equity interest, profits interest or other interest in the Company (including, for these purposes, any of its Affiliates, including any fund, account or business managed by any of them) except as set forth in a writing signed by the Company or its Affiliate.

8.	Certain Covenants [if applicable]

(a)

For so long as you are employed and for a period of [TIME] thereafter, you agree not to, whether on your own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly, (i) Solicit or endeavor to Solicit any Person who is providing services to the Company or any of its Affiliates (collectively, the “TPG Parties”) or any employee, consultant or advisor of a TPG Party to leave that position, including any such person who provided services to a TPG Party or was an employee, consultant or advisor of a TPG Party at any time during the [TIME] prior to such solicitation, (ii) hire any such Person or (iii) Solicit an investment by (or other business relationship with) any investor, shareholder, advisor or consultant of any TPG Party.

(b)

As of the last day of your employment with the Company or any of its Affiliates, you will be deemed to have resigned from all of your offices and positions you held prior thereto in respect of the Company or its Affiliates, unless otherwise requested in writing by the Company.

Use this Garden Leave language for section (b), if applicable:

If your employment is terminated for any reason, you and the Company agree that it is in your interest and the Company’s interest for you to remain available to assist in the transition of your roles with the Company and its Affiliates to one or more successors, as determined by the Company in its sole discretion. As a result, you agree to provide the Company with at least [TIME] days’ notice prior to your resigning your employment with the Company (such notice period, your “Garden Leave”). During such Garden Leave, subject to and conditioned upon your performance of such services as may be requested by the Company from time to time, you shall continue to be employed by the Company, and receive your salary and benefits through the end of your Garden Leave. From and after the date you give such notice, except as otherwise requested by the Company, you will no longer be required to report to work, and you will not have access to any buildings, facilities or services, including without limitation, email and internal internet. The foregoing is not intended to (and does not) alter any rights that you may have under law, such as under COBRA, with respect to continuation of any applicable benefits. As of the end of the Garden Leave, you will be deemed to have resigned from all of your offices and positions you held prior thereto in respect of the Company or its Affiliates; provided, that upon request by the Company you shall resign from specific offices and positions prior to the end of the Garden Leave.

(c)

All of your work product during the term of your employment will be the property of the TPG Parties. This includes, without limitation, all ideas, inventions, business methods and other creations conceived or made by you either alone or with others in connection with the performance of your services for any TPG Party. You agree to (and do hereby) assign to the TPG Parties (or their designee) all of your right, title and interest throughout the world in all such work product, and agree to execute such documents, and to take such other actions, as may be reasonably requested by the TPG Parties to effect the TPG Parties’ (or their designee’s) rights in all such work product.

(d)

If the provisions of this Section are ever deemed by a court to exceed the limitations permitted by applicable law, you and the Company agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

(e)	For purposes of this letter:

(i)

“Affiliate”, as to any Person, shall mean any other Person that controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(ii)	“Person” shall mean any individual, partnership, limited liability company, corporation, trust or other legal entity.

(iii)

“Solicit” shall mean soliciting, inducing, persuading, enticing or the making of any communication of any kind whatsoever, direct or indirect, regardless of by whom initiated, inviting, advising, encouraging or requesting any Person to take or refrain from taking or refraining from taking any action, and “Solicitation” shall have a corresponding meaning.

9.	Policies and Procedures

You agree to comply fully with all Company policies and procedures applicable to employees, as amended and adopted from time to time. For reference, attached please find a brief Summary of Key Code of Ethics Requirements for some of the important personal trading provisions and disclosures to which you will be subject. Please contact [CONTACT PERSON] if you would like to receive a full copy of the Code of Ethics.

10.	Set-off

You hereby acknowledge and agree (without limiting the Company’s rights otherwise available at law or in equity) that, to the extent permitted by law, any or all amounts or other consideration payable by the Company or any of its Affiliates pursuant to the provisions hereof or pursuant to any other agreement with the Company or any of its Affiliates, may be set off against any or all amounts or other consideration payable by you to the Company or any of its Affiliates hereunder or under any other agreement between you and any such entity.

11.	Governing Law

This letter will be covered by and construed in accordance with the laws of the State of [STATE].

12.	Miscellaneous

This letter contains the entire understanding of the parties and may be modified only in a document signed by the parties and referring explicitly to this letter. If any provision of this letter is determined to be unenforceable, the remainder of this letter shall not be adversely affected thereby. The Company’s affiliates are intended beneficiaries under this letter.

Notwithstanding the above, your employment with the Company is subject to the receipt by the Company of (a) a fully executed non-disclosure agreement, (b) a background investigation report, positive reference checks and a political contribution history report on you (conducted by the Company or its Affiliates), (c) a Political Contributions Disclosure Form, and (d) proof of your ability to provide and maintain the proper and necessary documentation required for you and the Company to comply with all applicable United States immigration laws and regulations, all of which must be satisfactory to the Company in its sole discretion. Please be prepared on your first day of employment to show specific documentation to certify your legal right to work in the United States.

This offer of employment does not constitute an employment contract, and, if you accept this offer, your employment with the Company will be “at will.” This means that your employment will not be for a specific term, but rather your employment will be terminable at any time by you or the Company, with or without reason or notice.

If this offer of employment is acceptable to you, please execute this letter along with the completed authorization forms and Political Contributions Disclosure Form. If you have any questions, please feel free to call [PRIMARY CONTACT] at [PRIM. CONTACT PHONE #] or [ALTERNATIVE CONTACT] at [ALT. CONTACT PHONE #]. We look forward to working with you.

Sincerely,

[AUTHORIZED SIGNOR]
[TITLE]

ACCEPTED AND AGREED:

[NAME]